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                                                                  EXHIBIT 23.02

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our reports dated January 22, 1999, except for Note 11, which is as of March 25, 1999, relating to the financial statements of eBay Inc. and July 10, 1998, relating to the financial statements of Jump Incorporated, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Financial Data."

PricewaterhouseCoopers LLP

San Jose, California

April 1, 1999